Exhibit 99.1

FOR IMMEDIATE RELEASE

Veteran Fashion Executive Brian Lynch

Named President and CEO of Justice

MAHWAH, NJ – MARCH 27, 2015 – Ascena Retail Group, Inc. (NASDAQ: ASNA) today announced that Brian Lynch, a 35-year fashion and retail industry veteran, has been named President and CEO of Justice, the largest premier tween specialty retailer in the world.

Lynch most recently served as President of Ann Taylor Brand and previously served in various executive positions with ANN, Inc.; Gap Inc.; Learningsmith Inc.; and The Walt Disney Co.

“We are extremely pleased to have someone with Brian’s talent and experience assume leadership of Justice,” said David Jaffe, President and CEO of Ascena. “Justice sits atop this specialty market and Brian is the right person to build upon that position.”

“I’m thrilled at the opportunity to work with the team at Justice that has been at the forefront of this market,” said Lynch. “It’s an important transitional time for Justice and I look forward to joining a group that is poised to continue as an innovative leader in the fashion industry.”

Headquartered in New Albany, Ohio, Justice has more than 1,000 stores in 48 states and around the world.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ:ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls under the Justice brand. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, and www.shopjustice.com.

CONTACT:	Ascena Retail Group, Inc.
Keriake Lucas
614.775.3160
KLucas@tweenbrands.com